Exhibit 10.3

November 21, 2006

James M. Craig

Chief Financial Officer

Varsity Group Inc.

Re: Amendment to Employment Agreement

Dear Jim:

This letter agreement (this “Agreement”) shall serve as an amendment to your employment agreement dated May 16 , 2006 with Varsity Group Inc. (your “Employment Agreement”). Defined terms shall have the same meanings provided for in the Employment Agreement.

Effective as of the date hereof, you have agreed to serve as Interim Chief Executive Officer of the Company reporting directly to the board of directors of the Company. For so long as you are Interim Chief Executive Officer, you shall have duties consistent with the position of Chief Executive Officer of a public company. The Company will retain the right to appoint a new Chief Executive Officer or other officer to whom you may be asked to report.

Your current salary shall increase from Two Hundred Ten Thousand Dollars ($210,000) to Two Hundred Twenty Five Thousand Dollars ($225,000) effective immediately. You shall receive a one-time bonus in the amount of Seventy Five Thousand Dollars ($75,000) on December 31, 2007 provided you remain employed by the Company through such date. Upon the consummation of a change in control of the Company or a sale of a majority of the Company’s assets or upon your termination of employment by the Company without Cause, in each case, prior to December 31, 2007, your bonus will accelerate and be paid to you in a cash lump sum less applicable withholdings. Your bonus will be immediately forfeited if, prior to December 31, 2007, you voluntarily terminate employment with the Company or are terminated by the Company for Cause.

In addition, the consummation of a change in control of the Company or a sale of substantially all of the Company’s assets shall be deemed a termination of your employment by the Company without Cause for the purposes of your Employment Agreement entitling you to the severance benefits described in Section 7(c) of the Employment Agreement. If your employment with the Company terminates for any or no reason following the payment of severance pursuant to the foregoing sentence, you will not be entitled to any additional severance payments under the Employment Agreement.

The foregoing amendment shall not constitute “Cause” as defined in your Employment Agreement, and this Agreement shall not serve as a “Notice of Termination” under your Employment Agreement.

You agree that your Employment Agreement and this Agreement together constitute the entire agreement between you and the Company with respect to your employment with the Company, and agree that the terms of your Employment Agreement shall be incorporated herein as if restated in full. Please confirm your agreement by signing and counterpart to this letter.

Very truly yours,

Varsity Group Inc.

By:	/s/ Eric J. Kuhn
Name:	Eric J. Kuhn
Title:	Chairman of the Board of Directors

Confirmed and Agreed:

/s/ James M. Craig
James M. Craig